As filed with the Securities and Exchange Commission on July 29, 1998
                                                      Registration No. 333-
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -------------------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         -------------------------------


                             THE ALPINE GROUP, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                                    22-1620387
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                                  1790 Broadway
                            New York, New York 10019
                                 (212) 757-3333
               (Address, including zip code, and telephone number,
        including area code of registrant's principal executive offices)

                             Stewart Wahrsager, Esq.
                    General Counsel and Senior Vice President
                             The Alpine Group, Inc.
                                  1790 Broadway
                            New York, New York 10019
                                 (212) 757-3333
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                    Copy to:
                              Ronald R. Papa, Esq.
                               Proskauer Rose LLP
                                  1585 Broadway
                          New York, New York 10036-8299
                                 (212) 969-3000


         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement has been declared effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                          CALCULATION OF REGISTRATION FEE


Title of shares to be       Amount to be         Proposed maximum       Proposed maximum           Amount of
registered                   registered           offering price       aggregate offering        registration
                                                   per unit (1)             price (1)                 fee
Common Stock, par          181,839 shares             $18.75               $3,409,482               $ 1,006
value $.10 per share

===================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

                                     ----------------------------------------


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED JULY 29, 1998


                                   PROSPECTUS

                         181,839 Shares of Common Stock

                             THE ALPINE GROUP, INC.

                      ------------------------------------



         All of the 181,839 shares of common stock, par value $.10 per share ("Common Stock"), of The Alpine Group, Inc., a Delaware corporation (together with its subsidiaries, unless the context otherwise requires, the "Company"), offered hereby are being sold by stockholders of the Company (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. The Selling Stockholders directly, or through agents designated by them from time to time, may sell from time to time all or part of the Common Stock offered hereby in amounts and on terms to be determined at the time of sale. The Selling Stockholders will pay or assume any sales or brokerage commissions applicable to such transactions and their attorneys' fees and disbursements in respect thereof. The Company will pay all expenses incident to the registration of the shares of Common Stock offered hereby under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Stockholders and brokers who execute orders on behalf of the Selling Stockholders may be deemed underwriters as that term is used in Section 2(11) of the Securities Act, and a portion of the proceeds of sales and commissions therefor may be deemed underwriting compensation for purposes of the Securities Act. See "Selling Stockholders."


                      ------------------------------------


         See "Risk Factors" starting on page 4 for a discussion of certain factors to be considered by prospective investors.

                      ------------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------


No dealer, salesperson or any other person has been authorized to give any information or make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                  July __, 1998

                                TABLE OF CONTENTS

                                                                            Page


THE COMPANY..................................................................-1-

AVAILABLE INFORMATION........................................................-1-

INCORPORATION BY REFERENCE...................................................-2-

RISK FACTORS.................................................................-3-

USE OF PROCEEDS..............................................................-7-

SELLING STOCKHOLDERS.........................................................-8-

LEGAL OPINION................................................................-8-

EXPERTS  ....................................................................-8-

                                   THE COMPANY

         The Company is a diversified industrial company principally engaged in the manufacture and sale of copper wire and cable for the telecommunications industry through its 50.1% owned subsidiary, Superior TeleCom Inc. (together with its subsidiaries, unless the context otherwise requires, "Superior TeleCom"), and specialty refractory products and services for the iron and steel, glass, aluminum, cement and co-generation industries through its 83.4% owned subsidiary, Premier Refractories International Inc. ("Premier"). To a lesser degree, the Company, through Superior TeleCom, also is engaged in the manufacture and sale of data communications and other electronics products for military and commercial applications.

         The Company was incorporated in New Jersey on May 7, 1957 and reincorporated in Delaware on February 3, 1987. Its principal executive offices are located at 1790 Broadway, New York, New York 10019 and its telephone number is (212) 757-3333.


                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form S-3 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement, to the documents incorporated by reference therein and to the exhibits thereto.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The Registration Statement, reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of each such document may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a Website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, on which the Common Stock is listed.

                           INCORPORATION BY REFERENCE

The  following   documents   filed  by  the  Company  with  the  Commission  are
incorporated in this Prospectus by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1998; and
          (b) The description of the Common Stock contained in the Company's registration statement on Form 8-A, as filed with the Commission on September 24, 1986, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Such requests should be directed to The Alpine Group, Inc., 1790 Broadway, New York, New York 10019, Attention:
Corporate Secretary, telephone number (212) 757-3333.

                                  RISK FACTORS

         Prospective investors should carefully consider the factors set forth below, in addition to the other information contained or incorporated by reference in this Prospectus, in evaluating an investment in the Common Stock offered hereby.

Substantial Leverage

         The Company's businesses are capital intensive and the Company has incurred or assumed substantial indebtedness to finance the acquisitions of its copper telecommunications wire and cable business and its refractories business. In the ordinary course of business, the Company has incurred and will continue to incur additional indebtedness to fund seasonal increases in its receivables and inventories and the other requirements of its businesses, including working capital requirements. The Company may incur additional debt in the future. The Company believes that, based upon current levels of operations, it will be able to meet its debt service obligations. If, however, the Company cannot generate sufficient cash flow from operations to meet its obligations, or if the
Company's business operations were to deteriorate substantially, then the Company may be required to refinance its debt, raise additional capital or take other actions such as reducing its level of capital expenditures. There can be no assurance, however, that any of such actions could be effected on satisfactory terms or would be permitted by the terms of any future credit arrangements.

Dependence on Significant Customers

         A significant amount of the Company's business is dependent upon a limited number of customers. Superior TeleCom's copper telecommunications wire and cable business is dependent on the regional Bell operating companies (the "RBOCs") and the two major independent telephone companies. For the fiscal year ended April 30, 1998, the RBOCs and the two major independent telephone companies with which Superior TeleCom currently has multi-year arrangements accounted for 85.2% of Superior TeleCom's copper telecommunications wire and cable net sales. Five of these customers, GTE Corporation, Bell Atlantic, Sprint Corporation, SBC Corporation and BellSouth Corporation, accounted for 19.4%, 19.0%, 17.3%, 16.2% and 13.3%, respectively, of Superior TeleCom's net sales for that period. As a result of announced industry consolidations, it is expected that the number of RBOCs will be reduced. Continued consolidation among the RBOCs could alter these customers' purchasing patterns and affect the pricing in the copper telecommunications wire and cable business.

         The iron and steel industry has historically been a major consumer of Premier's products and services. Sales, on a pro forma basis for the January 30, 1998 acquisition of American Premier Holdings, Inc., to the iron and steel industry for the fiscal year ended April 30, 1998 accounted for 54% of refractory product net sales. Premier's principal customers have traditionally been the largest companies in the iron and steel industry, with USX-US Steel Group, Inc., Bethlehem Steel Corporation, LTV Steel Company, Inc. and Inland Steel Industries, Inc. together accounting for approximately 22% of pro forma net sales with respect to Premier's North American operations and British Steel representing approximately 18% of Premier's net sales in the European markets for that period.

         Adverse conditions affecting the industries in which the Company's customers are engaged, including, but not limited to, prolonged work stoppage or strikes affecting the steel industry, or the loss of any of these significant customers could materially adversely affect the Company's results of operations and financial condition.

Risks Associated with Acquisitions

         The Company's growth over the past several years has been based to a significant extent upon acquisitions. Acquisitions entail risks that investments will fail to perform in accordance with expectations, and that business judgments with respect to a company's revenues and operating expenses will prove inaccurate. Acquisitions also involve risks of the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key employees, each of which could adversely affect the Company's operating results.

         The Company's ability to further expand through acquisitions depends on many factors, including the successful identification and acquisition of businesses, the terms and conditions of any such acquisitions and management's ability effectively to integrate the acquired businesses into the Company. There can be no assurance that future acquisition opportunities, if any, can be consummated at favorable prices or on favorable terms, that the Company will be successful in efficiently assimilating any businesses or that any such acquisitions will be profitable.

Foreign Operations

         Certain of the Company's recent acquisitions have presented it, for the first time, with the management of substantial foreign operations. Foreign operations are subject to certain risks inherent in conducting business abroad, including possible nationalization or expropriation, price and exchange controls, limitations on foreign participation in local enterprises and other restrictive governmental actions. Changes in the relative values of currencies take place from time to time and may materially affect the Company's results of operations. Their effects on the Company's future operations are not predictable. Although the Company currently has certain hedging programs, there can be no assurance that such programs will protect it against foreign currency exposure. Additionally, such fluctuations in foreign currencies could enable the Company's competitors in the refractory business to sell their products at lower prices than the Company.

Rapid Technological Change

         The commercial development of fiber optics has had and is expected to continue to have an effect on Superior TeleCom's copper telecommunications wire and cable business. Fiber optic technology has had a major impact on certain components of the telecommunications network where its utilization is cost-effective, particularly in trunk lines and the long distance network. To a lesser degree, fiber optic cable has been deployed in certain high-density feeder applications between telephone central offices or remote locations and major distribution points, which has, to some degree, reduced the total market for products manufactured by Superior TeleCom. However, Superior TeleCom's telecommunications wire and cable business is concentrated in the local loop portion of the telecommunications network where copper wire has remained the most widely used medium for transmission. Telephone companies are evaluating (and in isolated cases installing on a test basis) alternative technologies, including coaxial and fiber optic cable for providing video entertainment or other new services. The Company believes, however, that the great majority of businesses and homes in America will continue to be connected with the telecommunications infrastructure via a copper-based local loop. Nevertheless, because the telecommunications industry is undergoing rapid and intense technological change, it is not possible at this time to predict the impact that these developments may have on the total demand for copper wire in the local loop. A decline in the level of purchases of copper telecommunications wire and cable by the RBOCs and other independent telephone companies could have an adverse effect on the copper telecommunications wire and cable industry and thereby affect the Company.

         To date, wireless technologies such as microwave, satellite and cellular transmission have had only a limited impact on the market for copper telecommunications wire and cable products. There can be no assurance, however, that these technologies, along with other, newly-developed technologies, will not have an adverse impact on the market for copper telecommunications wire and cable products in the future.

Competition

         The Company operates in industries that are highly competitive. For example, in the telecommunications wire and cable business, Superior TeleCom has three major domestic competitors: Cable Systems International, Inc.; General Cable Corporation; and Essex International, Inc. Superior TeleCom and other telecommunications wire and cable producers increasingly compete on the basis of price, service and quality. Because several RBOCs have adopted policies of limiting the number of their suppliers and requiring that these suppliers provide additional services, the degree of competition based on service has increased.

         In the production of refractory materials, Premier competes with a number of companies in the United States and in the international markets, including North American Refractories Co., Harbison Walker (whose parent corporation recently acquired A.P. Green Industries, Inc., another competitor of the Company) and National Refractories Co. Premier's primary competitors in the installation of refractory products are in-house employees of iron and steel companies and also regional refractory service contractors which, unlike Premier, do not engage in the production of such materials. Other major refractory producers typically contract with these regional companies to install the products, or their customers install the products themselves. Competition is based primarily on service, price and product performance.

         In each of the business areas of the Company's subsidiaries, there are competitors which are larger and/or have greater financial resources. There can be no assurance that the Company's subsidiaries will be able to continue to compete successfully or that such competition will not have a material adverse effect on the Company's business or financial results.

Environmental Matters

         The Company's manufacturing operations are subject to extensive and evolving federal, foreign, state and local environmental and land use laws and regulations relating, among other things, to the storage, handling, disposal, emission, transportation and discharge of hazardous substances, materials and waste products and often imposing stringent permitting requirements. Compliance with these laws, regulations and permit requirements has not been material to the operations, business or financial results of the Company and has not had a material effect upon its capital expenditures, earnings or competitive position. However, violation of or non-compliance with such laws, regulations or permit requirements, even if inadvertent, could result in an adverse impact on the operations, financial condition or liquidity of the Company.

         Operations of the Company, certain of its predecessors or certain of the companies it has acquired have resulted in releases of hazardous substances or wastes at sites currently or formerly owned or operated by the Company or at sites to which wastes may have been sent for disposal. The Company is presently involved in investigatory and remedial activities at certain sites, some of which are being conducted under the oversight of governmental authorities. In connection with certain acquisitions and divestitures, the Company has also assumed responsibility for and indemnified purchasers against certain liabilities associated with contamination, if any, existing at certain of its or its predecessors' current and former facilities.

Cyclical Nature of Businesses

         The Company's products are supplied primarily to customers in industries that are particularly sensitive to fluctuations in the general business cycles of the United States and world economies. Demand for copper telecommunications wire and cable is dependent on several factors, including: the rate at which new access lines are installed in homes and businesses; the level of infrastructure spending for items such as road-widenings and bridges, which generally necessitates replacement of existing utilities, including telephone cable; and the level of general maintenance spending by telephone companies. The installation of new access lines is, in turn, partially dependent on the level of new home construction and expansion of business and, increasingly in recent years, on demand for additional telephone lines and lines dedicated to facsimile machines and computer modems which are used for, among other purposes, business communications and access to the Internet.

         Worldwide demand for refractories is largely based on steel production. The steel industry is a cyclical business characterized at times by excess capacity, intense competition and volatile pricing. Between 1982 and 1993, U.S. steel producers reduced their raw steel production capacity by approximately 25% and increased efficiency through modernization of production facilities. International steel production has been stable since 1991. There can be no assurance that this stability will continue or that there will be any future improvement in steel industry production or earnings.

Raw Materials

         The principal raw materials used by Superior TeleCom in the manufacture of its wire and cable products are copper, aluminum, bronze, steel and plastics such as polyethylene and polyvinyl chloride. The cost of copper, the most significant raw material used by Superior TeleCom in its wire and cable business, has been subject to considerable volatility over the years. However, this volatility has not had, nor is it expected to have, an impact on Superior TeleCom's profitability due to customers' contractual arrangements that provide for the pass-through of changes in copper costs through price revisions. Nevertheless, sharp increases in the price of copper can reduce demand if telephone companies decide to defer their purchases of copper telecommunications wire and cable products until copper prices decline. Additionally, from time to time, particular plastics have been difficult to obtain but, with the exception of TeflonTM, which is in short supply, none of these shortages has required Superior TeleCom to limit production. The inability of Superior TeleCom to obtain sufficient quantities of raw materials could adversely affect its operating results.

         In manufacturing its specialty refractory products, the Company uses more than 100 different raw materials which come from a variety of global sources. Some of the more important raw materials used in the refractories business segment are alumina, bauxite, magnesite, silicon carbide, andalusite, calcium aluminate cements and clays. The number of sources of supply varies with each raw material and certain key raw materials, such as zirconia and andalusite, are found in a limited number of locations.

         The raw materials used by the Company's subsidiaries are available from several sources, and the subsidiaries have not experienced any shortage of these raw materials in the recent past. The inability of the Company's subsidiaries to obtain sufficient quantities of raw materials may adversely affect the Company's operating results.

Changing Regulatory Framework

         The Company's copper telecommunications wire and cable business is subject to government regulation. For instance, in February 1996, the U.S. Congress enacted the Telecommunications Act of 1996, which mandated fundamental changes in the regulation of the telecommunications industry. There can be no assurance that future government regulation will not have a material adverse effect on the Company.

Intercorporate Relationships with Superior TeleCom

         The Company may be subject to various conflicts of interest arising out of the relationship between it and Superior TeleCom. Pursuant to the Services Agreement between the Company and Superior TeleCom (as amended and extended to date, the "Services Agreement"), the Company provides certain financial, audit and accounting, corporate finance and strategic planning, legal, treasury, insurance and administrative services to Superior TeleCom. The terms upon which these services are provided to Superior TeleCom and the compensation therefor were not determined in arms-length negotiations. The Services Agreement provides for the payment by Superior TeleCom to the Company of $2.7 million per year plus reimbursement of any third-party expenses incurred by the Company. The Company believes that $2.7 million represents a reasonable estimate of the cost of obtaining the services described above. Superior TeleCom's independent audit committee reviews and passes upon all transactions between the Company and Superior TeleCom.

         The Company currently owns approximately 50.1% of the outstanding capital stock of Superior TeleCom. The Board of Directors of Superior TeleCom currently has a majority of directors that are not affiliates of the Company. There can be no assurance that the Company will not in the future own less than 50% of Superior TeleCom. In addition to certain changes in the Company's accounting, tax and financial reporting positions that would result from the Company's status as a minority stockholder of Superior TeleCom, there can be no assurance that, under such circumstances, the Company would be able to exert control over the policies of Superior TeleCom.

Potential Conflicts to which Certain Directors and Officers May Be Subject

         Certain of the Company's directors and officers, including the Chief Executive Officer and Chief Financial Officer, are also directors and/or officers of Superior TeleCom and may be subject to various conflicts of interest in connection with, for example, the negotiation of agreements between the two companies for the provision of services and the performance by the two companies under their existing agreements. Each of these persons will devote such time to the business and affairs of the Company as is appropriate under the circumstances. Each such person, however, has other duties and responsibilities with Superior TeleCom that may conflict with the time which might otherwise be devoted to his duties with the Company.

Antitakeover Provisions

         The Company has in place certain provisions which could have an antitakeover effect. The Company's Certificate of Incorporation provides, among other things: (i) for a classified board of directors; (ii) that directors cannot be removed from office without cause, except by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock entitled to vote in the election of directors; and (iii) that the affirmative vote of the holders of at least 80% of the combined voting power of the outstanding shares of stock entitled to vote in the election of directors is necessary to amend or repeal the classified board and director removal provisions.

         In addition, the Company's By-Laws include a provision requiring any stockholder who wishes to make a nomination for a director at an annual meeting of stockholders to give written notice to the Company at least 90 days in advance of the annual meeting. This requirement may discourage some persons from attempting to acquire control of the Company by potentially lengthening the time required for a person to acquire control of the Company through a proxy contest or the election of a majority of the directors.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of the date of this Prospectus with respect to the Selling Stockholders. The Company will not receive any of the proceeds from the sales of shares by the Selling Stockholders. Beneficial ownership after the offering will depend on the number of shares sold by the Selling Stockholders.

                                                                    Percentage of
                                   Number of Shares              Outstanding Shares                  Number
                                    Owned Prior to                 Owned Prior To                   of Shares
Selling Stockholders                   Offering                       Offering                       Offered

Connecticut Development                  172,330                        *                           172,330
     Authority
Connecticut Innovations,                   9,509                        *                             9,509
    Incorporated
--------------------
* Less than 1%.

         The sale of the shares by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholders) on the NYSE or in negotiated transactions, through the writing of options on such shares, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices.

         The Selling Stockholders may effect such transactions by selling their shares directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time on the NYSE, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         The Selling Stockholders and broker-dealers, if any, acting in connection with such sale might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such shares might be deemed to be underwriting discounts and commissions under the Securities Act.


                                                   LEGAL OPINION

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Stewart H. Wahrsager, Esq., Senior Vice President and General Counsel of the Company. Mr. Wahrsager owns 11,000 shares of Common Stock and holds options to purchase 109,083 shares of Common Stock.


                                                      EXPERTS

         The consolidated financial statements and schedule of the Company as of April 30, 1997 and 1998 and for each of the three fiscal years in the period ended April 30, 1998 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                                      PART II

                                      INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

         An estimate of the fees and expenses of issuance and distribution (other than discounts and commissions) of the Common Stock offered hereby (all of which will be paid by the Company) is as follows:

         SEC registration fee......................................................................   $ 1,006
         Legal fees and expenses...................................................................     5,000
         Accounting fees and expenses..............................................................     5,000
         Miscellaneous expenses....................................................................     1,000
                                                                                                      ---------

                  Total............................................................................   $12,006
                                                                                                      ========


Item 15.  Indemnification of Directors and Officers

         The General Corporation Law of the State of Delaware permits corporations incorporated under the law of the State of Delaware (such as the Company) and its stockholders to limit directors' exposure to liability for certain breaches of the directors' fiduciary duty, either in a suit on behalf of such corporation or in an action by stockholders of such corporation.

         The Company's Certificate of Incorporation eliminates the liability of directors to stockholders or the Company for monetary damages arising out of the directors' breach of their fiduciary duty of care. The Company's By-laws authorize the Company to indemnify its directors, officers, incorporators, employees and agents with respect to certain costs, expenses and amounts incurred in connection with an action, suit or proceeding by reason of the fact that such person was serving as a director, officer, incorporator, employee or agent of the Company. In addition, the Company's By-Laws permit the Company to provide additional indemnification rights to its officers and directors and to indemnify them to the greatest extent possible under the Delaware General Corporation Law.

         The Company maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of the Company for certain liabilities, including certain liabilities which may arise out of this Registration Statement.


Item 16.  Exhibits and Financial Statement Schedules

     Exhibit No.                      Exhibit Description

    5       --       Opinion of Stewart Wahrsager, Esq., Senior Vice President and General Counsel of the
                     Company, regarding validity of securities

  23.1      --       Consent of Arthur Andersen LLP

  23.2      --       Consent of Stewart Wahrsager, Esq. (contained in opinion filed as Exhibit 5)

  24        --       Power of Attorney (included on signature page)

Item 17.  Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To include any prospectus required by section 10(a)
                           (3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 29, 1998.


                                          THE ALPINE GROUP, INC.


                                          By    /s/ Steven S. Elbaum
                                                   Steven S. Elbaum
                                                   Chairman of the Board and
                                                   Chief Executive Officer


                                         SIGNATURES AND POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Bragi F. Schut and Stewart Wahrsager, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place, and stead, in any and all capacities, to sign a Registration Statement on Form S-3 of The Alpine Group, Inc., and any or all amendments (including post-effective amendments) thereto, relating to the offering of shares of its Common Stock, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



             Signature             Title                        Date


/s/  Steven S. Elbaum      Chairman of the Board and        July 29, 1998
----------------------------------------------------
     Steven S. Elbaum      Chief Executive Officer
                           (principal executive officer)

/s/  David S. Aldridge     Vice President and Chief         July 29, 1998
----------------------------------------------------
     David S. Aldridge     Financial Officer (principal
                           financial officer and
                           principal accounting
                           officer)

/s/  Kenneth G. Byers, Jr. Director                         July 29, 1998
----------------------------------------------------
     Kenneth G. Byers, Jr.

/s/  Randolph Harrison     Director                         July 29, 1998
----------------------------------------------------
     Randolph Harrison

/s/  John C. Jansing       Director                         July 29, 1998
----------------------------------------------------
     John C. Jansing

/s/  Ernest C. Janson, Jr. Director                         July 29, 1998
----------------------------------------------------
     Ernest C. Janson, Jr.

/s/  James R. Kanely       Director                         July 29, 1998
----------------------------------------------------
     James R. Kanely

/s/  Bragi F. Schut        Director                         July 29, 1998
----------------------------------------------------
     Bragi F. Schut

                                                   EXHIBIT INDEX


    5    --     Opinion of Stewart Wahrsager, Esq., Senior Vice President and General Counsel of the
                Company, regarding validity of securities

  23.1   --     Consent of Arthur Andersen LLP

  23.2   --     Consent of Stewart Wahrsager, Esq. (contained in opinion filed as Exhibit 5)

  24     --     Power of Attorney (included on signature page)

                                                                      EXHIBIT 5









                                  July 29, 1998


The Alpine Group, Inc.
1790 Broadway
New York, New York  10019

Dear Sirs:

         I am General Counsel of The Alpine Group, Inc., a Delaware corporation (the "Company"), and I am rendering this opinion in connection with the Registration Statement on Form S-3 with exhibits thereto (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 181,839 shares (the "Shares") of common stock, par value $.10 per share, of the Company.

         As such counsel, I have participated in the preparation of the Registration Statement and have reviewed the corporate proceedings in connection with the issuance of the Shares. I have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as I have deemed proper and necessary as a basis for the rendering of this opinion.

         Based upon, and subject to, the foregoing, I am of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                Very truly yours,

                              /s/ Stewart Wahrsager

                                                                    EXHIBIT 23.1





                                     CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         As independent public accountants, we hereby consent to the incorporation by reference of our report dated June 10, 1998 included in The Alpine Group, Inc.'s Annual Report on Form 10-K for the year ended April 30, 1998 into this Registration Statement on Form S-3 of The Alpine Group, Inc. related to the issuance of Common Stock and to all references to our Firm included in this Registration Statement.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
July 24, 1998